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                                                              EXHIBIT 23.1

             INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

To the Board of Directors and Shareholders of OSI Systems, Inc.

  We consent to the use in this Amendment No. 2 to Registration Statement No. 333-29179 of OSI Systems, Inc. of our report dated August 15, 1997, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

  Our audits of financial statements referred to in our aforementioned report also included the financial statement schedule of OSI Systems, Inc., listed in
Item 16. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Deloitte & Touche llp

Los Angeles, California

August 15, 1997